EXHIBIT 2.1

Dated the 13th day of June 2007

Hartcourt Capital, Inc.

Shanghai Jiumeng Information Technology Co., Ltd

and

LI ZHENGZHENG

AGREEMENT FOR SALE AND PURCHASE OF

51% INTEREST IN THE REGISTERED CAPTIAL OF

SHANGHAI HUAQING CORPORATION DEVELOPMENT CO., LTD

THIS AGREEMENT is entered into on the 13th day of June 2007 in Shanghai.

BETWEEN:
(1)	Hartcourt Capital, Inc., &
Shanghai Jiumeng Information Technology Co., Ltd (together the “Vendors”); and

(2)	Li Zhengzheng, (the “Purchaser”).

WHEREAS:

1.	HARTCOURT CAPITAL, INC. (hereinafter “Hartcourt”) is a company incorporated in the British Virgin Islands and validly existing;

Shanghai Jiumeng Information Technology Co., Ltd (hereinafter “Shanghai Jiumeng”) is a limited liability company duly incorporated in Shanghai China with business license no. of 3101062014453 and validly existing as of the date of this Agreement.

Li Zhengzheng, is Chinese Citizen with PRC identity card no. of 310108511123403.

2.
Shanghai Huaqing Corporation Development Co., Ltd (hereinafter “ShanghaiHuaqing”) is a limited liability company duly incorporated in Shanghai China and validly existing. As at the date of this Agreement, Shanghai Huaqing has a registered capital of RMB 20,000,000, among which 7.35% equity interest was held by Li Zhengzheng, 7.35% by Zhu Jianping, 7.35% by Zhang Hui, 7.35% by Sang Yi, 3% by Dai Peimin, 3% by Luo Meifang, 51% by Shanghai Jiumeng and the remaining 13.6% by Shanghai Chengqing Electronic Development Co., Ltd (hereinafter “Shanghai Chengqing”).

3.
In respect that the complex Chinese investment regulations of foreign investment in China retail and distribution industry, Hartcourt therefore uses Shanghai Jiumeng as the registered owner of a 51% equity interest in Shanghai Huaqing on behalf of Hartcourt. As at the date of this Agreement, Shanghai Jiumeng owns 51% equity interest in Shanghai Huaqing.

4.
The Vendors have agreed to sell and the Purchaser has agreed to purchase the 51% equity interest in Shanghai Huaqing which was legally owned by Shanghai Jiumeng on behalf of Hartcourt. (the “Sale Interests”)

5.
All the other shareholders of Shanghai Huaqing, incl. Zhu Jianping, Zhang Hui, Sang Yi, Dai Peimin, Luo Meifang and Shanghai Chengqing, have unanimously agreed the sale and purchase of the Sale Interests and abnegate their preemption over the Sale Interests.

THEREFORE, IT IS HEREBY AGREED BY THE VENDORS AND THE PURCHASER AS FOLLOWS:

1.	VENDORS’ REPRESENTATION AND WARRANTS

1.1
Hartcourt shall be the actual beneficial owner of the 51% Sale Interests in Shanghai Huaqing, but due to the complicated Chinese investment regulations of foreign investment in China retail and distribution industry, Hartcourt therefore uses Shanghai Jiumeng to be the registered owner of the 51% Sale Interests in Shanghai Huaqing on behalf of itself.

1.2	Shanghai Jiumeng agrees that its 51% Sale Interests in Shanghai Huaqing is in fact beneficially owned by Hartcourt.

1.3
The action taken by either Hartcourt or Shanghai Jiumeng, or both, shall be regarded as the co-action of Hartcourt and Shanghai Jiumeng. Hartcourt and Shanghai Jiumeng shall not deny the force effect of the action of either party.

1.4
Hartcourt and Shanghai Jiumeng assure that no third-party interest has been put against the 51% Sale Interests in Shanghai Huaqing such as pledge, lien, or sequestration by juridical authority, etc. which will affect the fact of the true, integrity, credibility of the Sale Interests.

1.5
Hartcourt and Shanghai Jiumeng have the full capability to conduct the sale of the Sale Interests in Shanghai Huaqing which was owned by Shanghai Jiumeng on behalf of Hartcourt. The shareholders of Hartcourt and Shanghai Jiumeng have unanimously agreed and resolved the resolution on the sale and purchase of the Sale Interests in Shanghai Huaqing.

2.	PURCHASER’S REPRESENTATION AND WARRANTS

  The Purchaser fully understands the fact that the 51% Sale Interests in Shanghai Huaqing was owned by Shanghai Jiumeng on behalf of Hartcourt. The Purchaser has acknowledged that Hartcourt had fully paid the Consideration of the 51% Sale Interests at acquisition to Shanghai Huaqing.

  The Purchaser has the full capability to execute the Agreement and purchase the 51% Sale Interests in Shanghai Huaqing which was owned by Shanghai Jiumeng on behalf of Hartcourt.

3	EXECUTION DATE

The Vendors and the Purchaser have affirmed that the execution date of the Agreement is the date of duly signing this Agreement by both parties. In the event of different signing date by each party, the latest signing date applies.

4	CONSIDERATION

The Consideration for the sale and purchase of the 51% Sale Interests in Shanghai Huaqing shall be RMB 4,000,000 cash net.

4.2	The Purchaser agrees to purchase the 51% Sale Interests in Shanghai Huaqing at the Consideration of RMB 4,000,000 cash net.

4.3
As an additional condition on the Consideration, both the Vendors and the Purchaser agree that Dai Peimin, one of the shareholders of Shanghai Huaqing, shall endorse the 997,550 shares of Hartcourt common stock under the share certificate no. 8521 to the entity or individual designated by Hartcourt free of charge.

5	RIGHTS AND OBLIGATIONS OF SHAREHOLDERS

5.1	All the rights and obligations of shareholders attached to the 51% Sale Interests in Shanghai Huaqing shall be transferred to the Purchaser since the execution date of this Agreement.

5.2	All the rights and liabilities of Shanghai Huaqing shall be assumed by Shanghai Huaqing after the Purchaser executes this Agreement since the execution date.

5.3	All the assets of Shanghai Huaqing will be taken by Shanghai Huaqing after the Purchaser executes this Agreement since the execution date.

6	PAYMENT OF CONSIDERATION

Per the requirements of Hartcourt and confirmed by Shanghai Jiumeng, the Purchaser will credit the Consideration to the Vendors satisfied as details hereunder:

6.1	First installment: Within 3 days upon signing the Agreement, the Purchaser shall entrust Shanghai Huaqing to credit RMB 1,000,000 cash to Hartcourt or Shanghai Jiumeng.

6.2
Second installment: Within 2 months upon finishing the registration of ownership change and obtaining new business license of Shanghai Huaqing, the Purchaser shall entrust Shanghai Huaqing to credit RMB 1,000,000 cash to Hartcourt or Shanghai Jiumeng.

6.3	Last installment: By the end of January 2008, and upon the item 6.2 is full satisfied, the Purchaser shall entrust Shanghai Huaqing to credit RMB 2,000,000 cash to Hartcourt or Shanghai Jiumeng.

6.4
The Purchaser shall request Dai Peimin, one of the shareholders of Shanghai Huaqing, to endorse 997,550 shares of Hartcourt common stock under the share certificate no. 8521 to the entity or individual designated by Hartcourt. Hartcourt affirms that the aforesaid share certificate has been returned to Hartcourt before executing this Agreement.

6.5
Unless otherwise defines, the Purchaser will not need to pay Hartcourt or Shanghai Jiumeng any other fees, shares or other securities whatsoever except the abovementioned 997,550 shares of Hartcourt common stock for the purchase of the Sale Interests.

7	REGISTRATION OF OWNERSHIP CHANGE OF SHANGHAI HUAQING

Upon executing this Agreement, the Purchaser shall be fully responsible for applying for the ownership change of Shanghai Huaqing with local Industrial & Commercial Administration Bureau, incl. the amendment of Article of Association, the Board and other related registration formality; if needed, Hartcourt and Shanghai Jiumeng shall work with Shanghai Huaqing for the registration; All the fees occurred in the registration shall be borne by the Purchaser and Shanghai Huaqing in this regard.

The Vendors and the Purchaser agree that whether the aforesaid registration formality is completed will not affect the effectiveness and enforcement of this Agreement.

8	TRANSFER OF EQUITY INTEREST IN SHANGHAI TIANQIAN INFORMATION TECHNOLOGY CO., LTD (HEREINAFTER “SHANGHAI TIANQIAN”)

8.1
Upon executing the Agreement, Hartcourt and Shanghai Jiumeng shall cooperate with Shanghai Tianqian to request Yan Hong, one of the shareholders of Shanghai Tianqian, to sell his 51% equity interest in Shanghai Tianqian to the Purchaser with no Consideration, while the Purchaser agrees to purchase the 51% equity interest in Shanghai Tianqian from Yan Hong with no Consideration.

8.2	Hartcourt, Shanghai Jiumeng together with Yan Hong affirm that the sale and purchase of the 51% equity interest in Shanghai Tianqian is unconditional and with no Consideration.

8.3
Hartcourt and Shanghai Jiumeng affirm, in the meanwhile assure that Yan Hong will cooperate to apply for the registration of ownership change of Shanghai Tianqian in relation to the sale and purchase of 51% equity interest in Shanghai Tianqian at local Industrial and Commercial Administration Bureau.

9	BREACH OF AGREEMENT

9.1
In the event that the Purchaser fails to fulfill his obligations and delay the payment of Consideration to the account designated by Hartcourt, 1‰ of the due amount per day penalty shall be imposed till the payoff date. Afterwards, the Agreement shall continuously be executed.

9.2	In the event that the Vendors breach or fail to fulfill their obligations specified under Clauses 7 and 8, the payment of Consideration will be postponed accordingly.

9.3
Except covenanted in this Agreement, any party when fails to fulfill its obligations specified in this Agreement which causes the economic loss to the other party, shall assume the liabilities of breach and indemnify the other party against all the losses.

10	EFFECTIVENESS

10.1
Before execution of this Agreement, any contract, agreement, or other written or oral agreements between Hartcourt or Shanghai Jiumeng and Shanghai Huaqing, other shareholders or one of the shareholders of Shanghai Huaqing except for Hartcourt and Shanghai Jiumeng, or any affiliates of Shanghai Huaqing, including but not limit to Shanghai Huaqing Economic Development Co., Ltd, Shanghai Chengqing, Shanghai Tianqian, etc.; or any oral or written commitment made to Hartcourt or Shanghai Jiumeng will terminate and be of no effect.

10.2	This Agreement will be effective immediately upon duly signed by the Vendors and the Purchaser.

10.3
Any amendments or revision to this Agreement will be of no effect unless it is in writing and duly signed by the Vendors and the Purchaser with clearly specifying the amendments, deletion, or addition in relation to certain Clauses of this Agreement.

10.4
All the documents for the registration of ownership change in relation to the sale and purchase of the Sale Interests, including but not limit to the sale and purchase agreement, amendments of Article of Association, board resolution, etc., except otherwise specified in this Agreement about the effectiveness, in the event that the context conflicts with this Agreement, the covenant in this Agreement overrules.

10.5	The sale and purchase of the Sale Interests is subject to the shareholders’ approval of The Hartcourt Companies, Inc. if required by applicable law.

11	DISPUTE SETTLEMENT

Any dispute, controversy or claim arising out of or relating to this Agreement, shall be settled by negotiation and discussion between both parties in good faith. In the event that the dispute, controversy or claim cannot be solved through negotiation and discussion, it shall be submitted and settled by the jurisdiction of People’s Court in which Shanghai Huaqing locates.

12	MICELLANEOUS This Agreement will be in four original copies, one copy each with Hartcourt, Shanghai Jiumeng, Li Zhengzheng and Shanghai Huaqing. Each copy shall be deemed as equally authentic.

IN WITNESS whereof this Agreement has been duly executed by all parties hereto the day and year first above written.

SIGNED by

For and on behalf of

HARTCOURT CAPITAL, INC.

SIGNED by

For and on behalf of

SHANGHAI JIUMENG INFORMATION TECHNOLOGY CO., LTD.

SIGNED by

LI ZHENGZHENG